BBX Capital Inc.’s Board

Approves Share Repurchase Program

FORT LAUDERDALE, Florida – January 18, 2022,  BBX Capital Inc. (“BBX Capital” or the “Company”) (OTCQX: BBXIA) (PINK: BBXIB) announced today that its Board of Directors has approved a share repurchase program which authorizes the repurchase of shares of the Company’s Class A and Class B Common Stock for a total amount of up to $15.0 million. The repurchase program authorizes the Company, in management’s discretion, to repurchase shares from time to time subject to market conditions and other factors.

The timing, price, and number of shares which may be repurchased under the program in the future will be based on market conditions, applicable securities laws, and other factors considered by management.  Share repurchases under the program may be made from time to time through solicited or unsolicited transactions in the open market or in privately negotiated transactions. The share repurchase program does not obligate the Company to repurchase any specific amount of shares and may be suspended, modified, or terminated at any time without prior notice.

About BBX Capital, Inc.: BBX Capital, Inc. (OTCQX: BBXIA) (PINK: BBXIB) is a Florida-based diversified holding company whose principal holdings include BBX Capital Real Estate, BBX Sweet Holdings, which includes IT’SUGAR, and Renin. For additional information, please visit www.BBXCapital.com.

BBX Capital, Inc. Contact Info:

Investor Relations Contact:

Leo Hinkley, Investor Relations Officer, Managing Director

954-940-5300, Email: LHinkley@BBXCapital.com

Media Relations Contact:

Kip Hunter, Kip Hunter Marketing

954-303-5551, Email: kip@kiphuntermarketing.com

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This press release contains forward-looking statements. All opinions, forecasts, projections, future plans or other statements, other than statements of historical fact, are forward-looking statements. The forward looking statements in this press release are also forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section

21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Forward-looking statements are based on current expectations and involve a number of risks and uncertainties. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. Risks and uncertainties include, but are not limited to, the amount of shares, if any, which may be repurchased by the Company in the future,  the timing of any share repurchases, the availability of funds for the repurchase of shares, and the impact of the repurchase of shares on the market for BBX Capital’s Class A Common Stock and Class B Common Stock. Reference is also made to the other risks and uncertainties described in BBX Capital’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 and BBX Capital’s Annual Report on Form 10-K for the year ended December 31, 2020, which are available to view on the SEC's website, https://www.sec.gov and on BBX Capital’s website, www.BBXCapital.com.  The Company cautions that the foregoing factors are not exclusive. The reader should not place undue reliance on any forward-looking statement, which speaks only as of the date made.